STATE OF DELAWARE
                              CERTIFICATE OF TRUST

This Certificate of Trust of GLG INVESTMENT SERIES TRUST, a statutory trust (the "Trust") which proposed to register under the Investment Company Act of 1940, as amended (the "1940 Act"), filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code ss. 3801 et seq.), set forth the following:

               FIRST: The name of the Trust is GLG INVESTMENT SERIES TRUST.

               SECOND:   As  required  by  12  Del.  Code  ss.ss.   3807(b)  and
3810(a)(1)(b), the name and business address of the Trust's Registered Agent for Service of Process and the address of the Trust's Registered Office are:

                                              ADDRESS OF THE TRUST'S REGISTERED
               RESIDENT AGENT                 OFFICE AND BUSINESS ADDRESS
                                              OF REGISTERED AGENT

                                              615 South DuPont Highway
               National Corporate Research,   Dover, DE 19901
               Ltd.

               The name and business address of the initial trustee of the Trust is as follows:

          NAME                                  BUSINESS ADDRESS
                                                390 Park Avenue
          Alejandro San Miguel                  New York, NY 10022

               THIRD: The nature of the business or purpose or purposes of the Trust as set forth in its governing instrument is to conduct, operate and carry on the business of a management investment company registered under the 1940 Act through one or more series of shares of beneficial interest, investing primarily in securities.

               FOURTH: Notice is given, pursuant to 12 Del. Code ss. 3804, that the governing instrument of the Trust provides for the creation of one or more series as provided in 12 Del. Code ss. 3806(b)(2), and separate and distinct records are maintained for such series and the assets associated with each such series are held and accounted for separately from the other assets of the Trust, or any other series thereof, and that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally.

               FIFTH: The trustees of the Trust, as set forth in its governing instrument, reserve the right to amend, alter, change or repeal any provision contained in this Certificate of Trust, in any manner now or hereafter prescribed by statute.

               SIXTH:   This   Certificate  of  Trust  shall  become   effective
immediately upon its filing with the Office of the Secretary of State of the State of Delaware.

               IN WITNESS WHEREOF, the undersigned, being the initial trustee of GLG INVESTMENT SERIES TRUST, has duly executed this Certificate of Trust as of this 10th day of November, 2009.

                                              /s/ Alejandro San Miguel
                                             -------------------------------
                                             Alejandro San Miguel, as Trustee
                                             and not individually